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EXHIBIT 10.3

                     PACIFIC CART SERVICES LTD.

Canada                             USA
2501 Lansdowne Avenue              Box 492
Saskatoon, SK S7J IH3              561 Keystone Avenue
Tel (306) 343-5799                 Reno, Nevada 89503
Fax (306) 343-0888                 Tel  (702) 334-6476

August 25, 1999

Mr. Tube Steak Canada Inc.
609 Grenville Street
Suite 1600, Box 10068
Vancouver, BC V7Y IC3

Dear Sirs:

Re: Purchase of Assets of Mr. Tube Steak Canada Inc. (ML Igoe Steak by Pacific Cart Services Ltd. (Pacific)

     Pacific understands that Mr. Tube Steak has expressed an interest in selling; the assets, equipment, trademarks, tradenames, intellectual property and inventory (hereinafter collectively, referred to as the Assets) of Mr. Tube Steak as a going concern. This letter of intent is delivered by Pacific to set out the terms and conditions in which Pacific would be willing to purchase the Assets from Mr. Tube Steak,

     This letter of intent is a statement of intent to the signatories and is intended to set forth the general understanding and the basic terms of the transactions contemplated herein: (the Transactions). The parties agree that they will work together to prepare the necessary legal documentation and agreements which will include the detail necessary to complete the Transactions.

1.   Purchase of Assets

     Pacific will agree to purchase all of the Assets which Assets represent all or substantially all the assets of Mr. Tube Steak plus all associated goodwill for the aggregate purchase price of $1,000,000 exclusive of GST (the Purchase Price). The purchase of Assets will be completed pursuant to an asset purchase agreement (the Purchase Agreement) to be prepared in accordance with this letter of intent. The parties jointly agree that they will do all things necessary to complete all filings with the appropriate authorities as required, obtain all regulatory, shareholder and directors approval as required to complete the Transactions.

2.  Purchase Price

     The aggregate Purchase Price of the Assets shall be $1,000,000.00 exclusive of GST payable on the Closing Date (as defined below), such Purchase Price to be payable by way of the issuance of that number of common shares of Pacific that have a market value equal to $1,000,000. The market value shall be determined by the closing price of the common shares of Pacific as traded on the NASDAQ Over-the-Counter Bulletin Board on the most recent trading date preceding the Closing Date, or if the common shares have not traded on that date, the next most recent preceding date on which the common shares had traded.

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     The issuance of the Pacific shares is subject to such necessary regulatory, shareholder and corporate approval as may be required, including, but not limited to, approval of all applicable securities regulatory authorities

3.   Closing Date

     The Closing Date of the Transactions shall be that date which is 30 days after Mr. Tube Steak gives notice to it shareholders of a special meeting of the shareholders to approve the Transactions, or such other later date as the parties may mutually agree to.

4.   Intellectual Property Rights

     As part of the Transactions, Mr. Tube Steak agrees to assign to Pacific all its rights, titles, and interests in and to any intellectual property, copyrights, tradenames and trademarks made by or contributed to by Mr. Tube Steak, including all records relating thereto.

     Mr. Tube Steak agrees to execute any and all assignments, documents and further assurances which Pacific may require, from time to time to convey to Pacific its respective rights, title, and interest in and to any intellectual property, copyrights, tradenames or trademarks made by or contributed to by Mr. Tube Steak including all records relating thereto.

     Mr. Tube Steak will fully cooperate and assist in every way in the prosecution, maintenance and protection of any intellectual property, tradenames, or copyrights made by or contributed to by Mr. Tube Steak in respect to the transactions contemplated herein.

     Mr. Tube Steak shall continually and fully communicate to Pacific all intellectual property, trademarks, tradenames, or copyrights made by or contributed to by Mr. Tube Steak in respect to the transactions contemplated herein, and in this regard Mr. Tube Steak shall make, maintain and provide to Pacific full and proper records relating to all such intellectual property.

5.   Conditions Precedent

     Pacific's obligation to proceed with and complete the Transactions is subject to the following conditions, it being understood that such conditions are solely for the benefit of Pacific and may be waived at any time by Pacific in its sole discretion:

     a. receipt of all required approvals including any corporate, regulatory or other such approvals that are required pursuant to applicable securities laws;

     b.   receipt of the approval of the shareholders of Mr. Tube
          Steak, directors of Mr. Tube Steak and the directors of Pacific;

     c.   completion and execution of the formal Purchase Agreement.





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1.   Investigation

     Mr. Tube Steak shall provide Pacific and/or its representatives, including counsel, accountants and other technical consultants with all technical, corporate and financial reviews including providing access to all records, documents, and data required by Pacific (in its sole discretion including furnishing all other information related to those matters as may be reasonably requested by Pacific or its representatives. Once the Purchase Agreement hat been executed, Mr. Tube Steak shall also permit Pacific and/or its representatives access to all key operating personnel of Mr. Tube Steak for the purpose of conducting interviews and information review.

5.   Standstill

     Between the date of acceptance of this letter of intent and the Closing Date, except with the written consent of Pacific, Mr. Tube Steak will not:

     a. sell, license, transfer, assign, pledge, encumber or otherwise transfer any of its assets other then in the ordinary course of its business;

     b. issue any securities, enter into any new agreements, or modify any material contracts existing at the date of this letter of intent;

     c. make any changes in key personnel other than in the ordinary course of business;

     d.   or alter Its current business or businesses.

2.   Employees and Employment Contracts

     Mr. Tube Steak agrees to pay and satisfy all salaries, wages, holiday pay, unemployment insurance premiums, workers compensation payments, Income Tax and Canada Pension Plan deductions for any and all employees of Mr. Tube Steak up to and including the Closing Date.

     Mr. Tube Steak shall terminate all of its employees on the Closing Date in accordance with the provisions of applicable labour legislation.

     Pacific shall, on the Closing Date, offer employment to the employees of Mr, Tube Steak existing on the day prior to the Closing Date, under terms and conditions that are substantially consistent with the terms of such employees employment with Mr. Tube Steak, provided it is understood and agreed that Pacific shall be entitled to conduct interviews of each and every employee prior to the: Closing Date and Pacific shall not be required to hire any employees who are in the opinion of Pacific, not employable by Pacific.

3.   Representations and Warranties

     Mr. Tube Steak shall represent and warrant as of the Closing Date, that the Assets are beneficially owned by Mr. Tube Steak, with good and marketable title thereto, free and clear of all liens, security, interests, charges, encumbrances, and any rights in favour of third parties whatsoever, and that no person or other entity has any right or option or any right or privilege capable of becoming an agreement or option for the purchase of the assets.

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4.   Confidentiality

     The parties mutually agree that any information obtained by either party respecting the other, including the existence in terms of this letter of intent or any other documents or discussions respecting the transactions contemplated herein shall be treated as confidential by the receiving party and shall not be disclosed to any third party, excepting the case of information disclosed in order for Pacific to complete its due diligence review and consummate the transactions.

     No party shall make any Public announcements or issue any press releases regarding the transaction without the prior written consent of the other party.

5.   Fees and Expenses

     Pacific shall pay to Mr. Tube Steak, upon the execution of this Letter of intent, the administration fee in the amount of Five Thousand ($5,000.00) Dollars U.S. Apart from such administration fee, the parties shall bear their own costs in connection with the transactions contemplated in this Letter of Intent, including, without limitation, legal, accounting and other professional fees.

6.   Termination

     This letter of intent maybe terminated by Pacific on notice to Mr. Tube Steak and the shareholders at any time prior to the Closing Date, if Pacific is not satisfied in its sole discretion, with the Conditions Precedent forming part of this letter of intent. The parties agree that any agreements entered into between them in order to give affect of the transactions can be terminated by one party without cause and without giving prior notice in the event that the other party breaches the terms of any of such of agreements. The parties agree that any agreements entered, into between them in order to give effect to the transactions can be terminated at any time by mutual agreement of the parties.

7.   Governing Law

     This letter of intent shall be governed by and construed and in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

8.   Acceptance and Closing

     This letter of intent is open for Acceptance by Pacific or its duly authorized representative until 4:00 p.m. on August 31, 1999. Forthwith upon execution of this letter of intent, the parties shall commence negotiations and instruct their solicitors to draft the required Purchase Agreement. The Purchase Agreement shall contain provisions with respect to the matters set out in this letter of intent, and will also incorporate all such terms and conditions as the parties may deem necessary or appropriate to complete the transactions, including all conditions on closing, all representations and warranties, all covenants, all opinions, and all necessary indemnifications in relation to such representations and warranties provided.




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9.   General

     This letter of intent may be executed in one or more counterparts, by facsimile or original copies, each of which shall constitute an original, but all of which shall constitute one and the same document.

     The parties hereto covenant and agree to do such things and execute such further documents, agreement, instruments or assurances as may be reasonably required by the other party hereto from time to time in order to carry out the terms of this letter of intent in accordance with its true intent.

     Time shall be of the essence of this letter of intent.

     This letter of intent shall enure to the benefit of and be binding upon the parties hereto their respective heirs, executors, administrators, successors and assigns).

                              Yours truly,

                              PACIFIC CART SERVICES LTD.


                              Per: /s/ illegible

The: terms and conditions of this letter of intent are accepted by Mr. Tube Steak Canada Inc. this 31st day of August, 1999.


                              MR. TUBE STEAK CANADA INC.


                              Per: /s/ James Oste